Exhibit 99.2

MEI Pharma and Kyowa Kirin Announce Completion of Patient Enrollment in Follicular Lymphoma Primary Efficacy Population of Global Phase 2 TIDAL Study Intended to Support Potential Accelerated Approval Application from U.S. Food and Drug Administration (FDA)

Topline TIDAL Study Data on Track to be Reported in the Fourth Quarter

SAN DIEGO, April 13, 2021 — MEI Pharma, Inc. (NASDAQ: MEIP), a late-stage pharmaceutical company focused on advancing potential new therapies for cancer, and Kyowa Kirin Co., Ltd. (TSE:4151, Kyowa Kirin), a global specialty pharmaceutical company that strives to create new value through the pursuit of advances in life sciences and technologies, today announced completion of enrollment in the follicular lymphoma primary efficacy population of the global Phase 2 TIDAL study. Topline data from the study is on track to be reported in the fourth quarter. If successful, the complete Phase 2 TIDAL study data are intended to be submitted to FDA to support accelerated approval applications under 21 CFR Part 314.500, Subpart H.

Following discussions with FDA, MEI finalized the sample size to evaluate zandelisib in patients with follicular and marginal zone lymphomas in the global Phase 2 TIDAL study. The primary efficacy population sample size for follicular lymphoma is 91 patients and the primary efficacy population sample size for marginal zone lymphoma is 64 patients. To provide a robust safety database, MEI will maintain the total study enrollment of approximately 120 follicular lymphoma patients and 64 marginal zone lymphoma patients.

“The completion of enrollment in the follicular lymphoma efficacy population arm of the TIDAL study is an important milestone for the zandelisib program, and we are grateful to the patients and healthcare providers that are participating in the TIDAL study as we diligently work to advance the program towards potential U.S. marketing authorization,” said Daniel P. Gold, Ph.D., president and chief executive officer of MEI Pharma. “In collaboration with our partner, Kyowa Kirin, we are committed to exploring zandelisib’s full potential, both as a monotherapy and in combination with other agents, for patients with B-cell malignancies.”

“I am truly pleased with this news that the enrollment for the patients with the follicular lymphoma has been successfully completed,” said Yoshifumi Torii, Ph.D., Executive Officer, Vice President, Head of Global R&D Division of Kyowa Kirin. “One of our big missions is to steadily advance this drug, which we believe has the potential to provide new value to patient suffering from the follicular lymphoma. We are looking forward to working closely with MEI Pharma to ensure that we fulfill that mission and our responsibilities.”

About Zandelisib

Zandelisib (formerly called ME-401), a selective PI3Kd inhibitor, is an investigational cancer treatment being developed as an oral, once-daily, treatment for patients with B-cell malignancies. In March 2020 the U.S. FDA granted zandelisib Fast Track designation for treatment of adult patients with relapsed or refractory follicular lymphoma who have received at least 2 prior systemic therapies.

In April 2020, MEI and Kyowa Kirin entered a global license, development, and commercialization agreement to further develop and commercialize zandelisib. MEI and Kyowa Kirin will co-develop and co-promote zandelisib in the U.S., with MEI booking all revenue from the U.S. sales. Kyowa Kirin has exclusive commercialization rights outside of the U.S. and will pay MEI escalating tiered royalties on ex-U.S. sales.

Ongoing zandelisib studies include a Phase 2 pivotal study in Japan in patients with indolent B-cell non-Hodgkin’s lymphoma (iNHL) without small lymphocytic lymphoma (SLL), lymphoplasmacytic lymphoma (LPL), and Waldenström’s macroglobulinemia (WM) conducted by Kyowa Kirin.

About the TIDAL Phase 2 Study

The TIDAL study (Trials of PI3K DeltA in Non-Hodgkin’s Lymphoma) is a global Phase 2 study evaluating zandelisib as a monotherapy across two study arms: the first study arm for the treatment of adults with relapsed and refractory follicular lymphoma and the second study arm for marginal zone lymphomas, in both cases after failure of at least two prior systemic therapies including chemotherapy and an anti-CD20 antibody. The primary endpoints of the study are the objective response rate and the tolerability of zandelisib.

Subject to the results and discussions with FDA, data from each study arm are intended to be submitted to FDA to support separate accelerated approval marketing applications under 21 CFR Part 314.500, Subpart H.

The study is evaluating zandelisib administered once daily at 60 mg for two 28-day cycles and then on an intermittent schedule (IS) of once daily dosing for the first seven days of each subsequent 28-day cycle. Approximately 120 follicular lymphoma and 60 marginal zone lymphoma patients will be enrolled and treated with the IS regimen. The primary efficacy endpoint will be the rate of objective responses to therapy and other endpoints will include duration of response and tolerability of zandelisib.

More information about this trial is available at ClinicalTrials.gov.

About Follicular and Marginal Lymphomas

Follicular lymphoma (FL) is the most common indolent lymphoma, comprising about 20-30% of all non-Hodgkin lymphomas. The disease also forms on B cells, is chronic in most cases and tends to progress slowly. Most people diagnosed with FL are over 65 years of age. Sometimes follicular lymphomas can change into diffuse large B-cell lymphoma, a fast-growing (aggressive) type of NHL.

Marginal zone lymphoma (MZL) is a group of indolent, or slow growing, lymphomas. The disease forms on B-cells, a type of white blood cell called a lymphocyte. MZL accounts for approximately eight percent of all non-Hodgkin lymphoma cases; over 77,000 cases of non-Hodgkin lymphoma are diagnosed in the U.S. each year. The average age at diagnosis is 60 years, and it is slightly more common in women than in men.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a late-stage pharmaceutical company focused on developing potential new therapies for cancer. MEI Pharma’s portfolio of drug candidates contains four clinical-stage assets, including zandelisib, currently in an ongoing Phase 2 clinical trial which may support an accelerated approval marketing application with the U.S. Food and Drug Administration. Each of MEI Pharma’s pipeline candidates leverages a different mechanism of action with the objective of developing therapeutic options that are: (1) differentiated, (2) address unmet medical needs and (3) deliver improved benefit to patients either as standalone treatments or in combination with other therapeutic options. For more information, please visit www.meipharma.com.

About Kyowa Kirin

Kyowa Kirin strives to create and deliver novel medicines with life-changing value. As a Japan-based Global Specialty Pharmaceutical Company with a heritage of 70+ -years, we apply cutting-edge science including an expertise in antibody research and engineering, to address the needs of patients and society across multiple therapeutic areas including Nephrology, Oncology, Immunology/Allergy and Neurology. Across our four regions – Japan, Asia Pacific, North America and EMEA/International – we focus on our purpose, to make people smile, and are united by our shared values of commitment to life, teamwork/Wa, innovation, and integrity. You can learn more about the business of Kyowa Kirin at: https://www.kyowakirin.com.

Forward-Looking Statements

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; the impact of the COVID-19 pandemic on our industry and individual companies, including on our counterparties, the supply chain, the execution of our clinical development programs, our access to financing and the allocation of government resources; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts:

MEI Pharma:

David A. Walsey

VP of IR and Corporate Communications

Tel: 858-369-7104

investor@meipharma.com

Jason I. Spark

Canale Communications for MEI

Tel: 619-849-6005

jason.spark@canalecomm.com

Kyowa Kirin Co., Ltd.:

Hiroki Nakamura

Corporate Communications Department

media@kyowakirin.com

Lauren Walrath

VP, Public Affairs-Kyowa Kirin North America

Tel: 646-526-4454

lauren.walrath.g4@kyowakirinc.om